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                                                                   EXHIBIT 23.1


                          Independent Auditors' Consent

The Board of Directors
NaviSite, Inc.

We consent to incorporation by reference in the Registration Statement Nos. 333-89987, 333-67786, 333-67774, 333-56454, 333-56452, 333-56478 and 333-111165
on Form S-8 of NaviSite, Inc. of our report dated October 21, 2003, relating to the consolidated balance sheets of NaviSite, Inc. and Subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the fiscal years in the three-year period ended July 31, 2003, and our report dated October 21, 2003 relating to the consolidated financial statement schedule, which reports appear in the Form 8-K filed by NaviSite, Inc., dated January 22, 2004.

The reports of KPMG LLP on the aforementioned consolidated financial statements and financial statement schedule contain an explanatory paragraph that states that the Company has incurred recurring losses from operations since inception and has an accumulated deficit, as well as other factors, that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
January 22, 2004